Filed Pursuant to Rule 433
dated November 5, 2013
Relating to
Preliminary Prospectus Supplement
dated November 5, 2013 and
Prospectus dated August 30, 2011
Registration Statement No. 333-175397

PSEG Power LLC

$250,000,000 2.45% Senior Notes due 2018

November 5, 2013

Issuer:	PSEG Power LLC
Security Type:	Senior Unsecured Fixed Rate Notes
Principal Amount:	$250,000,000
Trade Date:	November 5, 2013
Settlement Date:	November 8, 2013
Maturity Date:	November 15, 2018
Coupon:	2.45% per annum
Interest Payment Dates:	The 15th of each May and November, beginning May 15, 2014
Redemption Provisions:

At any time prior to October 15, 2018, at a price equal to the sum of (i) 100% of the principal amount of the 2018 Senior Notes being redeemed, (ii) a make whole premium determined at a discount rate equal to the Treasury Rate plus 20 basis points (0.20%) and (iii) unpaid interest accrued to the redemption date.

At any time on and after October 15, 2018, at a price equal to the sum of (i) 100% of the principal amount of the 2018 Senior Notes being redeemed and (ii) unpaid interest accrued to the redemption date.

Benchmark Treasury:	1.25% due October 31, 2018
Benchmark Treasury Yield:	1.382%

Re-offer Spread to Benchmark:	110 basis points
Re-offer Yield:	2.482%
Price to Public:	99.850% of Principal Amount
Proceeds to Issuer Before Expenses:	$248,125,000
Concurrent Debt Offering:	We are also offering $250,000,000 4.30% Senior Notes due 2023
CUSIP:	69362BAZ5
Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC BNP Paribas Securities Corp. Mizuho Securities USA Inc.
Co-Managers:	Credit Agricole Securities (USA) Inc. TD Securities (USA) LLC Drexel Hamilton, LLC

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you these documents if you request them by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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